Exhibit 99.1

Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	LHA
	Chief Financial Officer	(212) 838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO PRE-ANNOUNCES RECORD ANNUAL RESULTS AND EXPECTED CHANGE IN RELATIONSHIP WITH LARGEST CUSTOMER

•	Record FY 2012 Revenues of approximately $733 million
•	Record FY 2012 EPS of approximately $2.03
•	Ends Quarter with approximately $18 million in Cash
•	FY 2013 EPS Guidance Set at $1.80 to $2.15
•	Quarterly Dividend Increased 20% to $0.18 per share

HUNT VALLEY, MD., APRIL 26, 2012 - TESSCO Technologies Incorporated (NASDAQ:TESS), a leading provider to the wireless communications industry, today announced that for fiscal year 2012, ended April 1, 2012, it expects to deliver record revenue of $733 million, a 21% increase compared to fiscal 2011, and record earnings of $2.03, a 60% annual increase.  For its fourth fiscal quarter, the company expects revenues to grow by 50% compared to the prior-year quarter, reaching approximately $195 million, and earnings per diluted share to grow by 105%, reaching approximately $0.43.  Final results will be released after the market closes on Wednesday, May 2, 2012.

The company now anticipates the low-margin third-party logistics relationship with its largest customer, a tier one wireless carrier, to begin to transition in the second quarter of fiscal 2013 and to be fully terminated at some point during TESSCO’s third fiscal quarter, resulting in a significant reduction in revenues and a lesser relative impact on overall profits. During and after the transition, TESSCO looks forward to continuing its strong relationship supporting this customer’s other programs and supplying proprietary Ventev® products.

Based on the expected relationship change and continued growth of revenues and profitability in TESSCO’s core commercial and retail customer segments, the company expects diluted earnings per share to be in the range of $1.80 to $2.15 for its fiscal year ending March 31, 2013.

The company’s Board of Directors approved a 20 percent increase in its quarterly cash dividend to $0.18 per common share.  The quarterly dividend will be payable on May 23, 2012 to holders of record on May 9, 2012.

As of April 1, 2012, the company’s cash balance totaled approximately $18.2 million and there was no balance outstanding on the revolving line of credit.

TESSCO will hold a conference call to discuss its fiscal year 2012 results, fiscal 2013 business outlook and related business matters on Thursday, May 3, 2012.  Conference call details are provided below.

Fourth-Quarter Fiscal 2012 Conference Call
Management will host a conference call to discuss its fourth-quarter and fiscal year 2012 results and its fiscal 2013 business outlook on Thursday, May 3, 2012, at 10:00 a.m. ET. To participate in the conference call, please call: 800-591-6944 (domestic call-in) or 617-614-4910 (international call-in) and reference code #92525103.

A live webcast of the conference call will be available at http://www.tessco.com/go/pressroom. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 12:00 p.m. ET on May 3, 2012, until 11:59 p.m. ET on May 10, 2012, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #91461789. An archived replay of the conference call will also be available on the company's website.

About TESSCO

TESSCO Technologies, (NASDAQ:TESS), is Your Total Source® to build, use and maintain wireless systems. The convergence of wireless and the Internet is revolutionizing the way we live and work. New systems and applications are unlocking human potential at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes. TESSCO architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, operating and maintaining wireless voice, data and video systems.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

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